EXHIBIT 16


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


           This Assignment and Assumption Agreement dated as of March 11, 2003 is by and between Hallmark Entertainment Holdings, Inc. ("HEH") and Hallmark Entertainment Investments Co. ("HEIC").

           WHEREAS, HEH is transferring to HEIC shares of Class A Stock of Crown Media Holdings, Inc. (the "Stock"); and

           WHEREAS, HEH acquired certain registration rights in connection with some of the Stock pursuant to that certain Registration Rights Agreement dated as of September 28, 2001 between Hallmark Entertainment Distribution, LLC and Crown Media Holdings, Inc. ("Rights Agreement"), (which was subsequently assigned to HEH); and

           WHEREAS, HEH's rights pursuant to the Rights Agreement are assignable and HEH desires to assign them to HEIC in connection with the transfer of the Stock.

           NOW THEREFORE, the parties hereto mutually agree as follows:

           1. HEH hereby transfers, conveys and assigns to HEIC all of its right, title and interest in and to the Rights Agreement upon the transfer of the Stock.

           2. HEIC hereby agrees to assume any and all duties, liabilities and obligations of HEH under the Rights Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                  HALLMARK ENTERTAINMENT HOLDINGS, INC.


                                  By:      /s/ Judith C. Whittaker
                                  Title:   Vice President


                                  HALLMARK ENTERTAINMENT INVESTMENTS CO.

                                  By:  /s/ Deanne R. Stedem
                                  Title:   Vice President